Exhibit 99.1

For Immediate Release

Media Contact: Tara Plappert Kintera Inc. tara.plappert@kintera.com Office: 858-795-3199

Kintera Receives Nasdaq Notice Letter

SAN DIEGO – April 8, 2008 – Kintera® Inc. (NASDAQ: KNTA), today announced that on April 2, 2008 it received a notice from the Nasdaq Stock Market indicating that it has failed to comply with Nasdaq Marketplace Rule 4450(a)(5), which requires a minimum $1.00 per share bid price for the Company’s common stock, for 30 consecutive business days. Under Nasdaq Marketplace Rule 4450(e)(2), the company has an initial period of 180 calendar days to regain compliance with this listing requirement. If at any time before September 29, 2008, the minimum bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide the company with written notification that it has achieved compliance with this rule.

KNTA-F

About Kintera, Inc.

Kintera®, Inc. (NASDAQ: KNTA) provides software as a service to help organizations quickly and easily reach more people, raise more money and run more efficiently. The Kintera Sphere® technology platform empowers The Giving Experience™, and features a social constituent relationship management (CRM) system, enabling donor management, e-mail and communications, Web sites, events, advocacy programs, wealth screening and accounting. In addition, the Kintera Connect™ open platform enables clients and partners to integrate directly with Kintera technology, resulting in the availability of best of breed solutions through the Kintera Connect partner program.

For more information about Kintera software and services, visit www.kintera.com.

Kintera, Kintera Sphere, Kintera Connect, Social CRM and The Giving Experience, are either registered trademarks or trademarks of Kintera, Inc. in the U.S. and/or other countries. Other company and product names may be trademarks of their respective owners.

Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s continued listing on the Nasdaq Global Market. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to, risks related to the trading price of the Company’s common stock and risks related to the impact of a potential delisting from the Nasdaq Global Market on the Company. The Company undertakes no obligation to update any forward-looking statements. Other risk factors related to the Company are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007 and in other filings made with the Securities and Exchange Commission.

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9605 Scranton Road, Suite 200 • San Diego, CA 92121 • 858.795.3000 • www.kintera.com